UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ____________________
FORM 8-K
 ____________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 9, 2014
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AVAYA INC.
(Exact Name of Registrant as Specified in its Charter)
 ____________________

Delaware	001-15951	22-3713430
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		Number)

4655 Great America Parkway
Santa Clara, California	95054
(Address of Principal Executive Office)	(Zip Code)
 Registrant’s telephone number, including area code:  (908) 953-6000
N/A
(Former Name or Former Address, if Changed Since Last Report)
 ____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
On May 15, 2014 (the “Redemption Date”), Avaya Inc., a Delaware corporation (the "Company"), redeemed (the "Redemption") 100% of the aggregate outstanding principal amount of the Company’s 10.125% / 10.875% Senior PIK Toggle Notes due 2015 (the “PIK Toggle Notes”) and 9.75% Senior Notes due 2015 (the “Senior Notes” and, together with the PIK Toggle Notes, the “Notes”) at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest on the Notes redeemed to, but not including, the Redemption Date (the "Redemption Price"). The Redemption Price of approximately $150 million (approximately $92.4 million for the PIK Toggle Notes and approximately $57.6 million for the Senior Notes) was funded through cash on-hand of $10 million and borrowings of $140 million under the Company's revolving credit facilities as described in Item 2.03 herein.
The Notes were issued under an Exchange Note Indenture, dated as of October 24, 2008, among the Company, the guarantors named on the signature pages thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee") (as supplemented by that certain Supplemental Indenture, dated as of February 19, 2010, between Avaya Government Solutions Inc., a Delaware corporation, Integrated Information Technology Corporation, an Illinois corporation, AC Technologies, Inc., a Delaware corporation, and the Trustee, Supplemental Indenture, dated as of July 20, 2012, between RADVision, Inc., a New Jersey corporation, AvayaLive Inc., a Delaware corporation, and the Trustee, and Supplemental Indenture, dated as of February 15, 2013, between the Company and the Trustee, the “Indenture”).
Upon the Redemption, the Indenture was satisfied and discharged in accordance with its terms.  As a result of the satisfaction and discharge of the Indenture, the Company has been released from its obligations with respect to the Indenture and the Notes, except with respect to those provisions of the Indenture that, by their terms, survive the satisfaction and discharge of the Indenture.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The Company provided notice to Citibank, N.A., the administrative agent (the "CF Administrative Agent") under its Third Amended and Restated Credit Agreement, dated as of December 21, 2012 (as amended, supplemented or otherwise modified from time to time), among the Company, Avaya Holdings Corp., a Delaware corporation ("Holdings"), the CF Administrative Agent, the lenders party thereto from time to time and the other agents named therein (the “CF Credit Agreement”), of its intention to borrow $100 million under the revolver portion of the CF Credit Agreement (the "CF Draw"). The Company also provided notice to Citicorp USA, Inc., the administrative agent (in such capacity, the "ABL Administrative Agent") and swing line lender under its Amended and Restated Credit Agreement dated as of October 29, 2012 (as amended, supplemented or otherwise modified from time to time), among the Company, the several subsidiary borrowers party thereto, Holdings, the ABL Administrative Agent, Citibank, N.A., as L/C issuer, the lenders party thereto from time to time and the other agents named therein (the "ABL Credit Agreement"), of its intention to borrow $40 million under the ABL Credit Agreement (the "ABL Draw"). The CF Draw and the ABL Draw occurred on May 14, 2014. The borrowings were used to fund the Redemption referenced in Item 1.02 herein.
The CF Draw initially bears interest at a rate of 2.9%, which is determined based on a one month LIBOR rate plus an applicable rate, and it is subject to the terms and conditions set forth in the CF Credit Agreement. After the CF Draw, as of May 14, 2014 the Company had $3,350 million of aggregate borrowings under the CF Credit Agreement, with aggregate remaining revolver availability of $100 million.
The ABL Draw initially bears interest at a rate of 1.9%, which is determined based on a one month LIBOR rate plus an applicable rate, and it is subject to the terms and conditions set forth in the ABL Credit Agreement. After the ABL Draw, as of May 14, 2014 the Company had $40 million of aggregate borrowings under the ABL Credit Agreement (in addition to $95 million of issued and outstanding letters of credit under that facility), with aggregate remaining revolver availability of $112 million.
Descriptions of the CF Credit Agreement and the ABL Credit Agreement were included in Note 8, "Financing Arrangements" in Item 1 of the Company's Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 7, 2014 and are incorporated by reference herein.
Any description of the CF Credit Agreement is qualified in its entirety by reference to the complete copy of such agreement and the amendments thereto as filed with the SEC as Exhibit 10.2 to the Company's Current Report on Form 8-K on December 21,

2012, together with Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC on February 19, 2013, Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on March 14, 2013 and Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on February 11, 2014, each of which is incorporated herein by reference.
Any description of the ABL Credit Agreement is qualified in its entirety by reference to the complete copy of such agreement and the amendments thereto as filed with the SEC as Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC on November 2, 2012 together with Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 19, 2013, each of which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.
Date: May 15, 2014	By:	/s/ David Vellequette
	Name:	David Vellequette
	Title:	Chief Financial Officer